                            EMPLOYMENT AGREEMENT
                            --------------------


          THIS AGREEMENT, effective as of December 1, 1995, is made by and between MOREL INDUSTRIES, INC., a Washington corporation having its principal place of business in Wenatchee, Washington (the "Company"), and MARK MOREL, a resident of Washington (the "Executive").

                                  RECITALS

     A. The Company desires to obtain the services of the Executive, and the Executive is willing to render such services, in accordance with the terms hereinafter set forth; and

     B. The Board of Directors of the Company (the "Board") by appropriate resolutions has authorized the employment of the Executive as provided for in this Agreement.

     Accordingly, the Company and the Executive agree as follows:

                                 ARTICLE 1.
                                   Duties

          The Executive shall be Vice President of the Company. The duties to be performed by the Executive under this Agreement are as specified in the Company's Bylaws, if applicable, or as may reasonably be prescribed from time to time by the Board, commensurate with the abilities, experience and know-how of Executive or by the Board of Directors of the Company's parent corporation, PCT Holdings, Inc., a Nevada corporation ("PCTH"). During the Contract Term (as defined below), and excluding any periods of vacation, sick leave or disability to which the Executive is entitled, the Executive agrees to devote the Executive's full attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to the Executive hereunder, to use the Executive's best efforts to perform faithfully and efficiently such duties.

                                 ARTICLE 2.
                             Term of Agreement

          The term of this Agreement shall commence on the date hereof and end three years from the date of this Agreement (the "Contract Term"). The Contract Term shall be automatically extended for an additional two years, unless either party gives written notice to the other party at least six months before the last day of Contract Term, that the Contract Term shall not be so extended. All references to "Contract Term" in this Agreement, except as used in this Article 2, shall include the extended period, unless the option not to extend is exercised.

                                 ARTICLE 3.
                                Compensation

     3.1 Annual Base Salary. During the Contract Term, the Company shall pay or cause to be paid to the Executive in cash in accordance with the normal payroll practices of the Company for peer executives, including deductions, withholdings and collections as required by law, in installments not less frequently than monthly, an annual base salary of $105,000 ("Annual Base Salary"). The Executive shall not be entitled to any increases in

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the Annual Base Salary during the initial Contract Term. As of the third and fourth anniversary date of this Agreement, if the Contract Term is extended as provided in Article 2, the Annual Base Salary shall be increased by a cost of living adjustment equal to the increase in the Consumer Price Index for chelan County, Washington ("CPI"), using as a base the CPI for the six month period ending December 31, 1997.

     3.2 Bonuses. The Board may award the Executive cash bonuses based on the Executive's performance, as measured by comparing the actual performance of the Company for each year to the Company's approved business plan for that year, at the Board's sole discretion.

                                 ARTICLE 4.
                               Other Benefits

     4.1 Savings and Retirement Plans. In addition to the Annual Base Salary, the Executive shall be entitled to participate during the Contract Term in all savings and retirement plans, practices, policies and programs applicable to other peer executives of the Company or PCTH.

     4.2 Welfare Benefits. During the Contract Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, and without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) and applicable to other peer executives of the Company or PCTH.

     4.3 Vehicles. The Executive shall be entitled to full use of the vehicle currently provided by the Company during the Contract Term. The Company shall fully pay all lease payments, insurance and maintenances costs associated with such vehicle so long as the Executive continues in the employment of Company. When the current lease term expires, PCTH's management and the Executive shall determine whether the Executive's duties require the use of a Company vehicle.

     4.4 Fringe Benefits. During the Contract Term, the Executive shall be entitled to fringe benefits applicable to other peer executives of the Company or PCTH.

     4.5 Expenses. During the Contract Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by the Executive upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to peer executives of the Company or PCTH.

     4.6 Office and Support Staff. During the Contract Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, provided to other peer executives of the Company or PCTH.

     4.7 Vacation. During the Contract Term, the Executive shall be entitled to be paid vacation time in accordance with the plans, policies, and programs applicable to other peer executives of the Company or PCTH.

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                                 ARTICLE 5.
                           Restrictive Covenants

     5.1 Trade Secrets, Confidential and Proprietary Business Information.

          5.1.1 The Company has advised the Executive and the Executive has acknowledged that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. "Protected Information" means trade secrets, confidential and propriety business information of the Company, any information of the Company other than information which has entered the public domain (unless such information entered the public domain through effects of or on account of the Executive), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees, customers and suppliers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees.

          5.1.2 The Executive acknowledges that the Executive will acquire Protected Information with respect to the Company and its successors in interest, which information is a valuable, special and unique asset of the Company's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company.

          5.1.3 Either during or after termination of employment by the Company, the Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of the Executive's employment) nor use in any manner, any Protected Information, or cause any such information of the Company to enter the public domain.

     5.2 Non-Competition.

          5.2.1 The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, for a period of two (2) years after the termination of this Agreement, directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined in Section 5.2.3

          5.2.2 The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, for a period of two (2) years after the termination of this Agreement, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section
5.2.2 shall, however, restrict the Executive from making any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that: (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business; and (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment.

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          5.2.3 For purposes of this Section 5.2, "Prohibited Business"
shall be defined as any business organization whose activities or products are directly or indirectly competitive with the activities or products of the Company.

          5.2.4 The Employee shall not be bound by Sections 5.2.1 and 5.2.2 if the Employee's employment is terminated by the Company without cause.

     5.3 Non-Solicitation. From the date hereof until two (2) years after the Executive's termination of employment with the Company, the Executive shall not, directly or indirectly: (a) encourage any employee or supplier of the Company or its successors in interest to leave his or her employment with the Company or its successors in interest; (b) employ, hire, solicit or cause to be employed, hired or solicited (other than by the Company or its successors in interest), or encourage others to employ or hire any person who within two (2) years prior thereto was employed by the Company or its successors in interest; or (c) establish a business with, or encourage others to establish a business with, any person who within two
(2) years prior thereto was an employee or supplier of the Company or its successors in interest.

     5.4 Disclosure of Employee-Created Trade Secrets, Confidential and Propriety Business Information. The Executive agrees to promptly disclose to the Company all Protected Information developed in whole or in part by the Executive during the Executive's employment with the Company and which relates to the Company's business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Executive's employment with the Company (excluding writings unrelated to the Company's business) are considered to be "works-for-hire" for the benefit of the Company and the Company shall own all rights in such writings. Washington law requires the following notice be given to the
Executive:

     This Agreement does not require Executive to assign to the Company any invention by Executive for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time unless the invention related (1) directly to the Company's business, or (2) to the Company's actual or demonstrably anticipated research or development, or (3) the development results from any work performed by Executive for the Company.

     5.5 Survival of Undertakings and Injunctive Relief.

          5.5.1 The provisions of Sections 5.1, 5.2, 5.3 and 5.4 shall survive the termination of the Executive's employment with the Company irrespective of the reasons therefor.

          5.5.2 The Executive acknowledges and agrees that the restrictions imposed upon the Executive by Sections 5.1, 5.2, 5.3 and 5.4 and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting the Executive's future employment by others. Furthermore, the Executive acknowledges that, in view of the Protected Information which the Executive has or will acquire or has or will have access to and in view of the necessity of the restrictions contained in Sections 5.1, 5.2, 5.3 and 5.4, any violation of any provision of Sections 5.1, 5.2, 5.3 and 5.4 hereof would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 5.1, 5.2, 5.3 or 5.4 of this Agreement,

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the Company and its successors in interest, as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Executive from committing or continuing any violation of such Sections of this Agreement.

          In the event of any such violation of Sections 5.1, 5.2, 5.3 and
5.4 of this Agreement, the Executive further agrees that the time periods set forth in such Sections shall be extended by the period of such violation.

     5.6 References to Company. All references to the Company in this
Article 5 shall be deemed to include all subsidiaries of the Company, the parent corporation of the Company, and all other subsidiaries of the Company's parent corporation.

                                 ARTICLE 6.
                                Termination

     6.1 Termination by Mutual Agreement. The Executive's employment may be terminated at any time during the Contract Term by mutual agreement of the parties, or as otherwise provided in this Article.

     6.2 Termination for Cause. The Company may terminate the Executive's employment without notice at any time for cause. For purposes of this Agreement, cause for termination shall include: continued neglect, after notice thereof, or willful misconduct by the Executive with respect to his duties and obligations under this Agreement; unauthorized expenditure of the Company's funds; unethical business practices in connection with the Company's business; misappropriation of the Company's assets; any material breach by the Executive of any term or provision of this Agreement; any act or action of the Executive during the term of this Agreement involving embezzlement, dishonesty related to the Company or the Company's business, or habitual use of alcohol or drugs; conviction of any felony; or any similar or related act or insubordination by the Executive. Upon termination for cause, the Executive shall not be entitled to payment of any compensation other than salary and accrued benefits under this Agreement earned up to the date of such termination.

                                 ARTICLE 7.
                               Miscellaneous

     7.1 Assignment, Successors. The Company may freely assign its respective rights and obligations under this Agreement to a successor of the Company's business, without the prior written consent of the Executive. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Company and any assignee of or successor to the Company.

     7.2 Beneficiary. If the Executive dies prior to receiving all of the salary payable hereunder, one-month's salary shall be paid to the beneficiary designated in writing by the Executive ("Beneficiary") and if no such Beneficiary is designated, to the Executive's estate.

     7.3 Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution of levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

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     7.4 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

     7.5 Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

     7.6 Notices. All notices and other communications hereunder shall be in writing and delivered by hand, facsimile transmission, or first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company:                Morel Industries, Inc.
                                       14351 Shamel Street
                                       Wenatchee, Washington  98822
                                       Attn: Board of Directors
                                       Fax:  (509) 784-1201

        With a copy to:                PCT Holdings, Inc., a Nevada corporation
                                       434 Olds Station Road
                                       Wenatchee, WA 98801
                                       Attn:  President
                                       Phone: (509) 664-8000
                                       Fax:  (509) 664-6868

   If to the Executive:                Mark Morel
                                       2014  Broadway N.
                                       Wenatchee, WA  98801
                                       Fax:  (509) 784-1201

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

     7.7 Counterpart Originals. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     7.8 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

     7.9 Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Washington, without regard to its choice of law principles.

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     7.10 Effect on Other Agreements. This Agreement shall supersede all prior agreements, promises and representations regarding employment by the Company and severance or other payments contingent upon termination of employment. Notwithstanding the foregoing, the Executive shall be entitled to any other severance plan applicable to other peer executives of the Company.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

          COMPANY:                      MOREL INDUSTRIES, INC.


                                        By:/s/ DONALD A. WRIGHT
                                           -------------------------------
                                           Donald A. Wright
                                           Its Executive Vice President


          EXECUTIVE:                    /s/ MARK MOREL
                                        ----------------------------------
                                        MARK MOREL